EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             FOURTH QUARTER 1998

(1) As indicated in a previous filing, the Company has signed an agreement with Baltimore Gas & Electric to install up to two separators at the Brandon Shores, Maryland operating facility. Construction of these units commenced during the month of October 1998 and is progressing on schedule. It is anticipated to be completed by April 1999.

    The Company is continuing the necessary testing for the Florida State Department of Transportation to gain acceptance of the processed ash in highway projects. At present, the Company anticipates a late 1999 start up at the Jacksonville facility.

    The Company has entered into a distribution agreement with a nationally recognized construction company to distribute its product.

(2) Separation Technologies' Financial Statements through December 31, 1998.


                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                                December 31, 1998
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $4,466
    Less: Accumulated depreciation                   1,691
          Total fixed Assets                         2,775
Current Assets:
    Cash and cash equivalents                          391
    Accounts Receivable, net                           597
    Inventories                                         20
    Prepaid Expenses and Other                          18
          Total Current Assets                       1,026
Other Assets:
    Restricted Cash                                    875
    Investment in ProAsh                               349
    Acquired Intangibles                               150
    Patents and acquired Technology                    461
          Total Other Assets                         1,835
TOTAL ASSETS                                        $5,636

                              LIABILITIES
Stockholders' Equity
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Deferred Compensation                              (20)
    Additional Paid-in-Capital                      13,945
    Deficit accumulated during development         (13,178)
          Total Stockholders' Equity                   800
Long Term Liabilities:
    Notes Payable to EUA Energy                      2,804
          Total Long Term Liabilities                2,804
          Total Capitalization                       3,604
Current Liabilities:
    Accounts Payable                                   728
    Notes Payable-current portion                       71
    Accrued Expenses and Deferred Revenue            1,233
          Total Current Liabilities                  2,032
TOTAL LIABILITIES AND EQUITY                        $5,636


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
      For the Three Months and Year to Date Period Ended December 31, 1998
                                   (Unaudited)
                             (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                  $  670    $3,940
Cost of Revenues                             165     1,238
          Gross Profit                       505     2,702

Operating Expenses:
    Engineering, Research and Development    404     1,261
    Sales and Marketing Expenses              (2)      186
    General and Administrative Expenses      451     1,611
          Total Operating Expenses           853     3,058
Operating Income (Loss)                     (348)     (356)
Interest Charges                              (5)      310
Other Income/(Expense)                        68       209
Pre-tax Net Income (Loss)                  ($275)    ($457)


                            SEPARATION TECHNOLOGIES, INC.
                               STATEMENT OF CASH FLOWS
                For the Year to Date Period Ended Decemmber 31, 1998
                                 (Unaudited)
                             (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income (Loss)                        ($457)
    Depreciation & Amortization                        720
    Other                                              705
    Change in Current Assets and Liabilities:
        Accounts Receivable                            172
        Accounts Payable                               372
        Other Current Assets and Liabilities           125
    Net Operating Activities                         1,637

Investing Activities:
          Capital Expenditures                      (2,456)
          Investment in ProAsh                        (209)
          Net Investing Activities                  (2,665)

Financing Activities:
          Increase in Notes and Leases                 366
          Purchase of Common Stock options              11
          Net Financing Activities                     377

Net (decrease) in cash and cash equivalents           (651)
Cash and cash equivalents at December 31, 1997       1,042
Cash and cash equivalents at December 31, 1998         391